Exhibit 99.1

CARDIMA COMPLETES $20 MILLION PRIVATE PLACEMENT

FREMONT, Calif. (March 3, 2009) – Cardima, Inc. (OTC/BB: CADM), a medical device company focused on the treatment of atrial fibrillation (AF) and manufacturer of the Cardima Surgical Ablation System and the REVELATION® line of therapeutic electrophysiology (EP) catheters, today announced the completion on February 28, 2009 of the private sale of 18,518,518 shares of common stock at $1.08 per share to an accredited investor for total gross proceeds from the sale of $20 million.  In addition, the Company will issue to the investor warrants to purchase 5,555,555 shares of common stock at an exercise price of $1.25 per share.

“The fact that Cardima is able to raise equity in the midst of the most challenging economic environment that we have faced in generations is a testament to the commercial potential of our ablation technology,” said Tony Shum, Chairman of Cardima.  “We intend to use the proceeds to prudently continue to execute our commercial plans to support further product adoption and to repay outstanding loans.”

About Cardima
Cardima, Inc. has developed the PATHFINDER®, TRACER™ and REVELATION® Series of diagnostic catheters, the VUEPORT® and NAVIPORT® Series of guiding catheters, the INTELLITEMP® Energy Management Device and the Surgical Ablation System.  All of these Cardima devices have received CE mark approval and U.S. Food and Drug Administration (FDA) 510(k) clearance.  The REVELATION® Series of ablation catheters with the INTELLITEMP® EP Energy Management Device, developed for the treatment of atrial fibrillation (AF), has received CE mark approval and is marketed in Europe.

PATHFINDER®, TRACER™, VUEPORT®, NAVIPORT®, REVELATION® and INTELLITEMP® are registered trademarks of Cardima, Inc.

Forward-Looking Statements
This press release may contain forward-looking statements. These statements are subject to risks and uncertainties. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements as contained in our reports to the Securities and Exchange Commission, including our Forms 10-K and 10-Q.  The Company assumes no obligation to update the forward-looking information.

Company Contact	Investor Contacts
Richard Gaston M.D.	Lippert/Heilshorn & Associates
Cardima, Inc.	Jody Cain (jcain@lhai.com)
(510) 354-0300	Kevin Mc Cabe (kmccabe@lhai.com)
http://www.Cardima.com	(310) 691-7100

# # #